                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            USA WASTE SERVICES, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                [USA WASTE LOGO]

                         1001 FANNIN STREET, SUITE 4000
                              HOUSTON, TEXAS 77002

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1998

TO OUR STOCKHOLDERS:

     The 1998 Annual Meeting of Stockholders (the "Meeting") of USA Waste Services, Inc. (the "Company") will be held at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010, on May 19, 1998, at 10:00 a.m., Houston, Texas time, for the following purposes:

     1. To elect four members of the Board of Directors of the Company to serve as Class III directors for a three-year term expiring at the annual meeting of stockholders of the Company to be held in the year 2001.

     2. To approve an increase in the number of shares available for grant under the Company's 1993 Stock Incentive Plan by 10,000,000 shares.

     3. To transact such other business as may properly be brought before the Meeting or any adjournments thereof.

     The Meeting may be postponed or adjourned from time to time, and at any reconvened meeting, actions with respect to the matters specified in this notice may be taken without further notice to stockholders unless required by the Bylaws of the Company.

     Only stockholders of record at the close of business on March 31, 1998 are entitled to notice of, and to vote on all matters at, the Meeting and any adjournments thereof. A list of all such stockholders will be available at the Meeting and, during the ten days prior to the Meeting, at the offices of the Company, 1001 Fannin Street, Suite 4000, Houston, Texas 77002.

                                            By Order of the Board of Directors,

                                            /s/ GREGORY T. SANGALIS
                                            GREGORY T. SANGALIS
                                            Vice President and Secretary

April 8, 1998

  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.

                                [USA WASTE LOGO]

                         1001 FANNIN STREET, SUITE 4000
                              HOUSTON, TEXAS 77002

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of USA Waste Services, Inc., a Delaware corporation ("USA Waste" or the "Company"), of proxies to be voted at its 1998 Annual Meeting of Stockholders to be held at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010, on May 19, 1998, at 10:00 a.m., Houston, Texas time, and at any adjournment(s) thereof (such meeting or adjournment(s) thereof are referred to as the "Meeting"). This Proxy Statement and the accompanying materials will be mailed on or about April 8, 1998, to holders of record of common stock, par value $0.01 per share ("Common Stock"), of the Company as of the record date.

     The record date for determining stockholders entitled to notice of, and to vote at, the Meeting is the close of business on March 31, 1998. On that date, the Company had outstanding and entitled to vote 219,339,755 shares of Common Stock. Holders of record of Common Stock on the record date will be entitled to one vote for each share held on all matters properly brought before the Meeting.

     A majority of the votes entitled to be cast on matters to be considered at the Meeting constitutes a quorum. If a share is represented for any purpose at the Meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

     Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to stockholders requires the affirmative vote of a majority of the votes cast at the Meeting. In all cases, shares with respect to which authority is withheld, abstentions, and Broker Shares that are not voted will not be included in determining the number of votes cast.

     All costs of soliciting proxies for the Meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by personal interview, telephone and facsimile, and by banks, brokerage houses, and other institutions. Nominees or fiduciaries will be requested to forward the solicitation for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses, other institutions, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

     Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Meeting, or (c) executing and delivering to the Company a later-dated proxy. Written revocations and later-dated proxies should be sent to the Secretary of USA Waste Services, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002.

                                 ANNUAL REPORT

     A copy of the Company's 1997 Annual Report to Stockholders, covering the fiscal year ended December 31, 1997, including the Company's Annual Report on Form 10-K containing financial statements, is enclosed with this Proxy Statement. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

     The Board of Directors of the Company is divided into three classes, each consisting of four members. Directors are elected for a term of three years. At the Meeting, the term of office of the Class III directors will expire, and the four directors in that class will be nominated to serve until USA Waste's annual meeting in 2001 and until their respective successors are elected. The terms of office of the Class I and Class II directors will expire at USA Waste's annual meetings in 1999 and 2000, respectively.

     USA Waste's Board of Directors intends to cause the nomination of Richard
D. Kinder, Larry J. Martin, Rodney R. Proto and Alexander W. Rangos for election as Class III directors. Unless a stockholder requests that voting of his proxy be withheld for any one or more of the nominees for directors by so directing on the proxy card, the shares represented by the proxy will be voted FOR election of the four nominees described below. If any nominee becomes unavailable for any reason, then the shares represented by proxy will be voted FOR the remainder of the listed nominees and FOR such other nominees as may be designated by the Board of Directors of USA Waste as replacements for those who become unavailable.

     On March 10, 1998, USA Waste entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Waste Management, Inc. ("WMI"), pursuant to which WMI will become a wholly-owned subsidiary of USA Waste (the "Merger"). As part of the Merger, the USA Waste Board of Directors will be increased to 14 members, seven of whom will be designated by each of WMI's Board of Directors and USA Waste's Board of Directors. In furtherance thereof, each of the Company's directors, with the exception of Messrs. Drury and Proto, have submitted their resignations as directors to be effective as of the day immediately preceding the date of the Merger. There can be no assurance that the Merger will occur, in which case the resignations will have no effect, and the directors then in office will continue through their terms.

     The following sets forth as of March 1, 1998 certain information concerning each of the nominees for election to the Board of Directors and each director who will continue in office.

                                                                             DIRECTOR    DIRECTOR
              NAME                            DESCRIPTION             AGE     SINCE       CLASS
              ----                            -----------             ---    --------    --------
John E. Drury(1)................    Chairman of the Board and Chief   53       1994         II
                                      Executive Officer
Rodney R. Proto(1)..............    President, Chief Operating        49       1996        III
                                      Officer and Director
Ralph F. Cox(3).................    Director                          65       1996          I
Richard J. Heckmann(3)..........    Director                          54       1994          I
Richard D. Kinder...............    Director                          53       1997        III
Larry J. Martin(3)..............    Director                          56       1996        III
William E. Moffett(2)...........    Director                          67       1995         II
Alexander W. Rangos(1)(2).......    Vice Chairman of the Board        37       1995        III
John G. Rangos, Sr.(1)..........    Director                          68       1995         II
Kosti Shirvanian(1).............    Vice Chairman of the Board        68       1996          I
David Sutherland-Yoest(1).......    Vice Chairman of the Board and    42       1994          I
                                      Vice President-Atlantic Region
Jerome B. York(2)...............    Director                          60       1997         II

---------------

(1) Member of the Executive Committee

(2) Member of the Compensation and Stock Incentive Plan Committee (the "Compensation Committee")

(3) Member of the Audit Committee

NOMINEES FOR TERMS EXPIRING AT THE ANNUAL MEETING IN 2001 (CLASS III DIRECTORS):

     Richard D. Kinder has been Chairman and Chief Executive Officer of Kinder Morgan Energy Partners, L.P., a master limited partnership headquartered in Houston, Texas since February 1997. From 1990 through December 1996, he was President and Chief Operating Officer of Enron Corp. Prior thereto, Mr. Kinder served in various management and legal positions with Enron Corp. and its affiliates commencing in 1980. Mr. Kinder is also a director of Baker Hughes Incorporated, K N Energy, Inc. and Transocean Offshore Inc. He is past Chairman of the Interstate Natural Gas Association of America and is a Trustee of the Museum of Fine Arts, Houston.

     Larry J. Martin was a co-founder and Vice Chairman of the Board of Directors of Sanifill, Inc. ("Sanifill"). From October 1989 to July 1991, Mr. Martin was President and Co-Chief Executive Officer of Sanifill and from July 1991 to February 1992, he was President of Sanifill. For more than five years prior to October 1989, Mr. Martin was the president of a group of companies involved in the waste disposal business. Mr. Martin is also a director of Putting Children First and Comfort Systems USA, Inc.

     Rodney R. Proto has been President, Chief Operating Officer and a director of USA Waste since joining the Company in August 1996. From February 1992 to August 1996, he was President, Chief Operating Officer and a director of Sanifill. Before joining Sanifill, Mr. Proto was employed by Browning-Ferris Industries, Inc. ("BFI") for 12 years where he served, among other positions, as President of Browning-Ferris Industries Europe, Inc. from 1987 through 1991 and Chairman of BFI Overseas from 1985 to 1987.

     Alexander W. Rangos has been Vice Chairman of the Board of Directors of USA Waste since December 1995. He served as Executive Vice President -- Corporate Development of USA Waste from June 1995 until December 1995. Mr. Rangos previously served as President and Chief Operating Officer of Chambers Development Company, Inc. ("Chambers") from January 1994 through June 1995. Prior thereto, he served with Chambers as Executive Vice President -- Operations and Corporate Development from 1990 to 1994, as Executive Vice
President -- Corporate Development from 1985 to 1990, and as Manager of the Southern Region from 1984 to 1985. Mr. Rangos is a son of John G. Rangos, Sr., a director of the Company.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1999 (CLASS I DIRECTORS)

     Ralph F. Cox was a director of Sanifill from September 1993 until December 1996. Since February 1, 1994, Mr. Cox has been a management consultant. For four years prior thereto, Mr. Cox was President of Greenhill Petroleum Corporation, a subsidiary of Western Mining Corporation. From 1985 through 1990, he served as President and Chief Operating Officer of Union Pacific Resources Company, a petroleum exploration and production company. Before 1985, Mr. Cox spent 31 years with Atlantic Richfield Company ("ARCO"), joining the ARCO board in 1978, assuming responsibility for ARCO's worldwide petroleum exploration and production activities and minerals exploration and production activities in 1984, and culminating with his election as Vice Chairman of ARCO in 1985. Mr. Cox serves as a director of Bonneville Pacific Corporation, an independent power company; Daniel Industries, Inc., which manufactures oil and gas measurement and flow control equipment; Rio Grande, Inc., a petroleum exploration and production company; and CH2M Hill, a consulting engineering firm. He also serves as an Independent Trustee for The Fidelity Group of funds. Mr. Cox holds a Bachelor of Science in Petroleum Engineering and a Bachelor of Science in Mechanical Engineering from Texas A&M University.

     Richard J. Heckmann is Chairman, President and Chief Executive Officer of United States Filter Corporation ("U.S. Filter"), a position he assumed in July 1990. Prior to joining U.S. Filter, Mr. Heckmann was a Senior Vice
President -- Investments and Branch Manager of Prudential-Bache Securities in Rancho Mirage, California. Mr. Heckmann is also a director of K2 Inc. and United Rentals, Inc.

     Kosti Shirvanian has served as a Vice Chairman of the Board of Directors since May 1996. He founded Western Waste Industries ("Western") in 1955 as a sole proprietorship. He served as Western's Chairman of the Board of Directors, President and Chief Executive Officer since Western's incorporation in 1964 until November 1997.

     David Sutherland-Yoest was President, Chief Operating Officer and a director of USA Waste from May 1994 until August 1996 and has been a Vice Chairman of the Board and Vice President -- Atlantic Region and President of Canadian Waste Services, Inc. ("Canadian Waste") since August 1996. Prior to joining USA Waste, he was President, Chief Executive Officer and a director of Envirofil, Inc. ("Envirofil"). He joined Envirofil in January 1993 and was elected a director in March 1993. From September 1989 to June 1992, Mr. Sutherland-Yoest served as President of Browning-Ferris Industries, Ltd. ("BFI Ltd."), the Canadian subsidiary of BFI. From January through September 1989, Mr. Sutherland-Yoest served as Vice President, Corporate Development, for Laidlaw Waste Systems, Inc. From 1987 to September 1989, Mr. Sutherland-Yoest was Laidlaw's Regional Vice-President -- Atlantic Region, located in Columbus, Ohio. From 1981 to 1987, Mr. Sutherland-Yoest served as District Manager -- Vancouver and District Manager -- Calgary for BFI Ltd.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2000 (CLASS II DIRECTORS)

     William E. Moffett retired in 1992 as Chairman of the Board and Chief Executive Officer of Chatham Enterprises, Inc. (real estate development) and Hazmed, Inc. (environmental services). In May 1985, he retired as President of Gulf Oil Foundation and as Vice President -- Public Affairs of Gulf Oil Corporation, having joined Gulf Oil Corporation in 1969 and served in a number of managerial assignments for that company and its subsidiaries.

     John G. Rangos, Sr. served as Vice Chairman of the Board of Directors of USA Waste from June 1995 until December 1995. Prior to such time, Mr. Rangos served as Chief Executive Officer of Chambers until June 1995. Mr. Rangos is the father of Alexander W. Rangos, a Vice Chairman of USA Waste. In connection with the settlement of a Securities and Exchange Commission (the "Commission") investigation with respect to Chambers' accounting method and the accuracy of its financial statements, in May 1995, the Commission instituted administrative proceedings against Chambers and certain of its employees and outside auditors whose conduct the Commission found caused Chambers' violation of the reporting, internal controls and record keeping provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Commission, while not finding that Mr. Rangos knew of these violations, found that he had not exercised sufficient oversight over the company's record keeping, internal accounting controls, and financial reporting functions to assure that Chambers complied with the applicable provisions of the Exchange Act. Mr. Rangos consented to the issuance of a cease and desist order without admitting or denying the Commission's findings.

     John E. Drury has been Chairman of the Board since June 30, 1995, and Chief Executive Officer and a director of USA Waste since May 27, 1994. From 1991 to May 1994, Mr. Drury served as a Managing Director of Sanders Morris Mundy Inc. ("SMMI"), a Houston based investment banking firm. Prior thereto, Mr. Drury served in various management capacities at BFI, including President and Chief Operating Officer of BFI from 1982 to 1991.

     Jerome B. York has been Vice Chairman of Tracinda Corporation since September 1995. From 1993 to 1995, he was Senior Vice President and Chief Financial Officer of IBM Corporation and was elected to the Board of Directors of IBM in January 1995. From 1979 to 1993, Mr. York served in various management positions with Chrysler Corporation ("Chrysler"), including Executive Vice President -- Finance and Chief Financial Officer, and he was a director of Chrysler in 1992 and 1993. Mr. York also serves as a director of MGM Grand, Inc., Metro-Goldwyn-Mayer, Inc. and Apple Computer, Inc.

MEETINGS, COMMITTEES AND COMPENSATION

     The USA Waste Board of Directors held eight meetings in 1997. For 1997, directors who were not employed by USA Waste received a grant of options to purchase 12,500 shares of USA Waste Common Stock. In addition, USA Waste reimburses directors for their travel and out-of-pocket expenses incurred in attending Board or committee meetings.

     The USA Waste Board of Directors has an Audit Committee, the Compensation Committee and an Executive Committee. The Board of Directors does not have a standing nominating committee or other committee performing a similar function. The Audit Committee reviews external and internal audit plans and activities, annual financial statements, and the system of internal financial controls, and approves all significant fees for audit, audit-related and non-audit services provided by independent auditors. The Audit Committee met four times in 1997. The Compensation Committee reviews and recommends compensation for USA Waste officers and employees and recommends to the Board of Directors changes in USA Waste's incentive compensation plans. The Compensation Committee met seven times in 1997. The Executive Committee may act for the Board of Directors when action is required between Board meetings and may act on behalf of the Board on all but major corporate matters. All actions taken by the Executive Committee must be reported at the Board's next meeting. The Executive Committee met twice in 1997. During 1997, each director attended more than 75% of all meetings of the entire USA Waste Board of Directors and the committees on which he served.

BENEFICIAL OWNERSHIP OF USA WASTE COMMON STOCK

     The following table sets forth information as of March 1, 1998 (unless otherwise indicated) with respect to the beneficial ownership of Common Stock by
(1) each owner of more than 5% of USA Waste Common Stock, (2) each director of USA Waste, (3) certain executive officers of USA Waste, including the Chief Executive Officer and USA Waste's four most highly compensated officers other than the Chief Executive Officer who were serving as officers at December 31, 1997, and (4) all executive officers and directors of USA Waste as a group. Except as otherwise indicated below, each of the entities and persons named in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned.

                                                              AMOUNT OF BENEFICIAL OWNERSHIP
                                                              ------------------------------
                                                                 NUMBER          PERCENTAGE
                            NAME                               OF SHARES          OF CLASS
                            ----                              ------------      ------------
FMR Corp....................................................   28,345,889(1)        13.0%
  82 Devonshire Street
  Boston, MA 02109
Putman Investments, Inc.....................................   15,385,442(1)         7.1%
  1 Post Office Square
  Boston, MA 02109
American Express Financial Advisors.........................   14,304,580(1)         6.6%
  IDS Tower 10
  Minneapolis, MN 55440
John E. Drury...............................................    2,111,614(2)           *
Rodney R. Proto.............................................      722,599(3)           *
Ralph F. Cox................................................       33,100(4)           *
Richard J. Heckmann.........................................       16,939(5)           *
Richard D. Kinder...........................................            0
Larry J. Martin.............................................    1,541,510(6)           *
William E. Moffett..........................................       13,165(7)           *
John G. Rangos, Sr..........................................    7,126,911(8)         3.2%
Alexander W. Rangos.........................................    1,839,465(9)           *
Kosti Shirvanian............................................    8,911,201(10)        3.7%
David Sutherland-Yoest......................................      439,754(11)          *
Jerome B. York..............................................       10,000              *
Earl E. DeFrates............................................      224,754(12)          *
William A. Rothrock.........................................       80,903(13)          *
Directors and executive officers as a group (18 persons)....   23,230,967           10.3%

---------------

   * Less than 1%

 (1) As of December 31, 1997 according to a Schedule 13G filed with the Securities and Exchange Commission by the named stockholders.
 (2) Includes 1,022,500 shares issuable pursuant to options exercisable within 60 days and 5,176 shares owned by Mr. Drury's spouse.

 (3) Includes 660,500 shares issuable pursuant to options exercisable within 60 days.
 (4) Includes 24,600 shares issuable pursuant to options exercisable within 60 days.
 (5) Includes 6,500 shares issuable pursuant to options exercisable within 60 days.
 (6) Includes 45,000 shares issuable pursuant to options exercisable within 60 days and 7,820 shares owned by Mr. Martin's children.
 (7) Includes 13,165 shares issuable pursuant to options exercisable within 60 days.
 (8) Includes 75,000 shares issuable pursuant to options exercisable within 60 days.
 (9) Includes 193,043 shares issuable pursuant to options exercisable within 60 days and 1,210,008 shares held by John Rangos Development Corporation, Inc.
(10) Includes 2,835,000 shares issuable pursuant to options exercisable within 60 days.
(11) Includes 232,741 shares issuable pursuant to options exercisable within 60 days and 5,000 shares owned by Mr. Sutherland-Yoest's daughter.
(12) Includes 187,000 shares issuable pursuant to options exercisable within 60 days.
(13) Includes 62,924 shares issuable pursuant to options exercisable within 60 days.

COMPENSATION COMMITTEE REPORT

     This report explains USA Waste's executive compensation program for the year ended December 31, 1997. The Compensation Committee, which consists entirely of non-employee directors, determines the compensation of senior executives and officers.

     Compensation Philosophy. USA Waste's executive compensation program is a critical part of the effective management of its key executives. The program rewards senior management for building long-term stockholder value. It is designed to:

     - Establish a comparative framework of companies for pay/performance analysis;

     - Maintain a strong relationship between performance and rewards;

     - Communicate the link between pay and performance; and

     - Balance all compensation elements to create a total pay program based on specific performance goals.

     Executive Compensation Program. USA Waste's performance-based compensation plans have been designed so as to qualify compensation paid under those plans to the Chief Executive Officer and the Chief Operating Officer for deductibility under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). From time to time, however, the Compensation Committee may authorize the payment of nondeductible compensation if it determines that such action would be in the best interests of USA Waste's stockholders. For 1997, the Compensation Committee determined that it was appropriate to pay Mr. Drury total compensation above the limit set by Section 162(m) in order to achieve the underlying objectives of the compensation program described in this Report.

     In addition to base salary, USA Waste's executive compensation program in 1997 included incentive compensation in the form of annual bonuses (short-term incentives) and grants of stock options, exercisable over ten years (long-term incentives). The total amount of compensation paid to executives was determined with reference to a peer group of Fortune 500 companies, which included USA Waste's two principal domestic competitors. The Compensation Committee believes that the various compensation programs within the peer group fairly represent the types and levels of compensation USA Waste must be prepared to provide in order to attract and retain qualified executives.

     Base Salary. The Compensation Committee establishes base salaries for executive officers annually in relation to base salaries paid within the peer group. Base salaries may vary based on such factors as responsibility, current performance and tenure.

     Annual Bonus. In general, annual bonuses are based on corporate performance in relation to one of the following approved goals: Company revenues, earnings per share of Common Stock, pretax income, cash flow from operations, total cash flow, return on equity, return on capital, return on assets, net operating profits after taxes, economic value added, total stockholder return, strategic growth or return on sales, or any additional performance objectives which are measured solely in terms of the attainment of quantitative targets related to USA Waste's business, or any combination thereof.

     The Compensation Committee may adjust the amount of any bonus based on (i) individual performance, (ii) any of the above goals or (iii) other measures of corporate performance, if in the opinion of the Compensation Committee, the adjustment would be in the best interests of the stockholders.

     Stock Options. The Company may grant stock options and other stock-related incentives under the stockholder-approved USA Waste Services, Inc. 1993 Stock Incentive Plan, as amended and restated (the "1993 Stock Incentive Plan"). The 1993 Stock Incentive Plan is intended to provide long-term incentives, the ultimate value of which is determined by increases in the price of USA Waste Common Stock.

     No stock option can be granted at an exercise price of less than 100% of fair market value on the day the option is granted. Each option must be exercised within ten years after the date of grant, unless earlier terminated in connection with termination of employment, and is exercisable (i) on and after the first anniversary of the grant, to the extent of not more than 20% of the number of shares covered by the option; (ii) on and after the second anniversary of the grant, to the extent of not more than 40% thereof; (iii) on and after the third anniversary of the grant, to the extent of not more than 60% thereof; and
(iv) not more than 80% on the fourth anniversary. The shares are fully vested at the fifth anniversary.

     Stock options were granted in 1997 to approximately 500 officers and executives in amounts which were, in the judgment of the Compensation Committee, directly related to the level of responsibility of the grantees as compared with their peer group counterparts.

     Chief Executive Officer Compensation. Under Mr. Drury's leadership in 1997, USA Waste achieved increases in stockholder value, achieving outstanding record results by every financial measure.

     Operating revenues increased by 58%, from $1.6 billion in 1996, to $2.6 billion in 1997. Net income increased 81% to $358.4 million, from $197.5 million in the prior year. Diluted earnings per share rose 51% to $1.62, compared to $1.07 in 1996. These results reflect 40% for income taxes and exclude merger, unusual and extraordinary pre-tax charges of $144.6 million in 1997 and $190.4 million in 1996, which reduced diluted earnings per share by $0.39 in 1997 and $0.70 in 1996.

     In addition, USA Waste has consistently managed its financial assets with two objectives: (i) to provide ready access to capital for immediate growth opportunities and (ii) to garner strength for future growth. In 1997, both objectives were achieved. The Company raised $910 million from the sale of Common Stock and convertible subordinated notes, representing one of the largest equity and equity-linked financing transactions ever completed in the solid waste industry. The Company also sold $1.1 billion of senior notes in two separate issues, using the net proceeds to replace shorter-term debt at variable rates with fixed-rate debt having longer maturities. The Company also increased its bank credit facility twice during the year, from $1.2 billion to $1.6 billion, and subsequently to $2.0 billion.

     Major strides toward increasing both the size and strength of the Company were achieved in 1997 when the Company merged with United Waste Systems, Inc. ("United"). In addition to the United merger, the Company completed over 200 acquisitions in 1997 that provided access to many new markets and greatly strengthened its position in existing markets throughout North America. Building on its initial entry into Canada in 1996, two acquisitions were made during the first quarter of 1997 that had a significant impact on the Company's presence there: (i) the Canadian solid waste business of Allied Waste Industries, consisting of 56 operations in major urban markets across six provinces and (ii) the Canadian solid waste assets of WMI, adding 17 operations in four provinces. Within one year of the Company's entry into the Canadian market, its subsidiary, Canadian Waste, became the largest solid waste company in the country and now has operations generating approximately $500 million in revenues.

     By the end of 1997, the Company had completed acquisitions of privately-held businesses that added approximately $725 million in annualized revenues -- more than twice the level of 1996 acquisition activity.

In addition, the Company completed transactions with publicly traded companies that added over $600 million in net annualized revenues.

     In establishing each of the components of Mr. Drury's compensation, the Compensation Committee relied in part on information developed with the assistance of an executive compensation consulting firm. Based on such information and an evaluation of his performance, the Compensation Committee increased Mr. Drury's base salary to reflect increased salary levels among his peer group counterparts.

     In 1997, Mr. Drury received an annual bonus, as reported in the Summary Compensation Table, based on USA Waste's performance with respect to earnings per share.

     The Compensation Committee also granted to Mr. Drury options to purchase 800,000 shares of USA Waste Common Stock, recognizing the extraordinary performance of USA Waste in 1997.

     Conclusion. Under USA Waste's executive compensation program, the total compensation ultimately attainable by executive officers depends to a significant degree upon the consistent achievement of corporate objectives that lead to stockholder value and accordingly, has the desired result of aligning the interests of the executive officers with those of the stockholders. The pay-out of any incentive compensation is the result of overall corporate performance, including earnings per share. The options grants, which have been significant, have had the desired result of attracting talented executives into USA Waste and properly aligning their interests with the interests of the USA Waste stockholders. The result has been consistent, solid performance for the stockholders of USA Waste.

                          The Compensation Committee:
                            Jerome B. York, Chairman
                               William E. Moffett
                              Alexander W. Rangos

PERFORMANCE GRAPH

     The following performance graph compares the performance of USA Waste Common Stock to the New York Stock Exchange Composite Index and to the Salomon Smith Barney Solid Waste Index ("Peer Group Index") for the period of five years commencing December 31, 1992, and ending December 31, 1997. The graph assumes that $100 was invested on December 31, 1992, in USA Waste Common Stock and in each index and that all dividends were reinvested.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

               MEASUREMENT PERIOD                                      SSB SOLID            NYSE
             (FISCAL YEAR COVERED)                   USA WASTE        WASTE INDEX        COMPOSITE
12/31/92                                                       100               100               100
12/31/93                                                        78                75               108
12/31/94                                                        78                75               104
12/31/95                                                       130                89               137
12/31/96                                                       220               102               163
12/31/97                                                       271               113               213

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth information with respect to persons serving as USA Waste's Chief Executive Officer during 1997 and the four most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus for 1997 exceeded $100,000 ("named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                                     ------------
                                               ANNUAL COMPENSATION    SECURITIES
                                               -------------------    UNDERLYING       ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS       OPTIONS      COMPENSATION(1)
     ---------------------------        ----   --------   --------   ------------   ---------------
John E. Drury                           1997   $600,000   $660,000     800,000          $ 4,750
  Chairman of the Board and             1996    563,000    625,000     725,000            4,750
  Chief Executive Officer               1995    500,000    625,000     425,000            5,192
Rodney R. Proto                         1997   $380,000   $440,000     400,000          $ 4,750
  President and Chief                   1996    317,700    360,000     822,500            8,807
  Operating Officer                     1995    269,791    260,000      30,000           11,784
David Sutherland-Yoest                  1997   $330,000   $518,700     125,000          $ 4,750
  Vice Chairman and Vice                1996    328,850    330,000     200,000            4,750
  President -- Atlantic Region          1995    300,000    375,000     180,000            4,154
Earl E. DeFrates                        1997   $275,000   $302,500     200,000          $ 4,750
  Executive Vice President and          1996    238,450    275,000     150,000            4,750
  Chief Financial Officer               1995    187,500    200,000      95,000            2,769
William A. Rothrock                     1997   $152,250   $621,750     200,000          $ 4,750
  Senior Vice President -- Business     1996    150,000    753,150      57,500            4,750
  Development                           1995    140,000    437,315      63,750               --

---------------

(1) Includes contributions by the Company under its 401(k) plan.

     The following table sets forth information concerning the grant of stock options during 1997 to the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             PERCENTAGE                                  POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF      OF TOTAL                                      ASSUMED ANNUAL RATE OF
                                 SHARES       OPTIONS                                    STOCK PRICE APPRECIATION FOR
                               UNDERLYING    GRANTED TO                                         OPTION TERM(2)
                                OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   -----------------------------
            NAME               GRANTED(1)   FISCAL 1997     (PER SHARE)        DATE           5%              10%
            ----               ----------   ------------   --------------   ----------   -------------   -------------
John E. Drury................   800,000        21.46%         $34.875        11/21/07     $17,546,160     $44,465,415
Rodney R. Proto..............   400,000        10.73%         $34.875        11/21/07     $ 8,773,080     $22,232,707
David Sutherland-Yoest.......   125,000         3.35%         $34.875        11/21/07     $ 2,741,588     $ 6,947,721
Earl E. DeFrates.............   200,000         5.37%         $34.875        11/21/07     $ 4,386,540     $11,116,354
William A. Rothrock..........   200,000         5.37%         $34.875        11/21/07     $ 4,386,540     $11,116,354

---------------

(1) All of such options vest in increments of 20% per year over a period of five years beginning on the first anniversary date of grant. In addition, all of such options vest immediately upon a change of control of USA Waste as defined in the 1993 Stock Incentive Plan.

(2) The potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the option term at the rates of 5% and 10% compounded annually.

     The following table sets forth information concerning the exercise of stock options during 1997 by USA Waste's named executive officers:

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                                  NUMBER OF
                                                           UNEXERCISED OPTIONS AT         VALUE OF UNEXERCISED
                                                              DECEMBER 31, 1997          IN-THE-MONEY OPTIONS AT
                                SHARES                            (SHARES)                DECEMBER 31, 1997(1)
                              ACQUIRED ON     VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   ----------   -----------   -------------   -----------   -------------
John E. Drury...............                               952,500       1,847,500     $23,198,193    $23,275,533
Rodney R. Proto.............    150,000     $4,787,310     586,125       1,081,375     $15,445,207    $11,177,011
David Sutherland-Yoest......                               139,064         445,289     $ 2,881,533    $ 4,192,184
Earl E. DeFrates............                               163,000         392,000     $ 3,722,726    $ 6,905,202
William A. Rothrock.........     28,688     $  701,980      40,187         284,675     $   921,367    $ 2,569,965

---------------

(1) Computed based upon the difference between aggregate fair market value based on NYSE Composite Tape closing price on December 31, 1997 (of $39.25 per share) and the aggregate exercise price.

EMPLOYMENT AGREEMENTS

     Messrs. Drury, Proto and DeFrates are each parties to employment agreements with USA Waste, which have continuously renewing terms of five years and which provide for the payment of minimum annual base salaries and for participation in all USA Waste benefit plans and programs. Mr. Sutherland-Yoest is a party to a substantially similar employment agreement with USA Waste and Canadian Waste, which has a continuously renewing term of five years. Mr. Rothrock is a party to a substantially similar employment agreement with USA Waste, which has a continuously renewing term of three years.

     The employment agreements include provisions governing compensation and severance benefits upon termination of employment with USA Waste and upon certain changes of control of USA Waste.

     In the event that the employment of the employee is terminated by reason of death or total disability, the employment agreements provide that USA Waste shall pay (i) all accrued and unpaid base salary of the respective employee,
(ii) all benefits to which the employee is entitled under any USA Waste benefit plans or policies and (iii) the base salary which would have been payable to the employee if he had continued in employment throughout the respective employment term. In addition, all stock options held by the employee become fully vested.

     The employment agreements provide that an employee's employment may be terminated by USA Waste for cause (as defined in the employment agreements) or without cause. In the event that an employee's employment is terminated for cause, the employment agreements provide that USA Waste shall pay all accrued and unpaid base salary of the respective employee and all benefits to which he is entitled under any USA Waste benefit plans or policies through the termination date. In the event that an employee's employment is terminated without cause, the employment agreements provide that, in addition to amounts payable upon a termination for cause, USA Waste shall pay to the respective employee an amount equal to 75% of his total direct annual compensation (as defined in the employment agreements), and maintain certain health benefits and other insurance coverage for such employee and his spouse and dependents for a specified period after termination.

     The employment agreements may be terminated by the employee at any time after providing USA Waste with 90 days written notice. In the event an employee terminates the agreement, other than following a change of control of USA Waste, the employee will be entitled to receive all of his accrued and unpaid base salary and all benefits to which he is entitled under any USA Waste benefit plans or policies through the termination date.

     In connection with a change of control of USA Waste, the employment agreements provide that the employee shall be paid certain compensation if such employee resigns or is terminated from employment with USA Waste at any time within six months of the change of control following the occurrence of any of the following events: (i) a change of his reporting, responsibilities, titles or offices as in effect immediately before the change of control; (ii) a reduction in the employee's base salary as in effect immediately before the change of control; (iii) a failure of USA Waste substantially to maintain and continue employee's participation in all benefit plans; (iv) the change of the employee's principal place of employment to a location more than 50 miles from the employee's original place of employment; (v) failure of USA Waste to pay the employee any compensation to which he is entitled within seven days of the date such compensation is due; and (vi) failure of USA Waste to obtain an assumption of the respective employment agreement by any successor to USA Waste.

     The compensation payable to the employee upon such a resignation or termination following a change of control shall include: (i) all accrued and unpaid base salary of the respective employee; (ii) all benefits to which he is entitled under any USA Waste benefit plans or policies; (iii) an amount equal to $1.00 less than three times the employee's "base amount" within the full meaning of Section 280G of the Code; (iv) the immediate vesting of all accrued and unpaid benefits, awards and grants (including stock options); and (v) a bonus or incentive compensation payment, pro-rated to the effective date of resignation or termination. In the event that the benefits payable to the employee constitute an "excess parachute payment" under Section 280G of the Code, the employment agreements provide that USA Waste shall pay the employee an additional amount to reimburse him on an after-tax basis for any excise tax imposed on such payments under Section 4999 of the Code.

     The employment agreements also include such non-competition, non-solicitation and non-disparagement covenants as are customary, in nature and scope, for such agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, Messrs. Moffett, Alexander Rangos and York served on the Compensation Committee of the Board of Directors. During 1997, no executive officer of USA Waste served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of USA Waste.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective November 11, 1997, following USA Waste's acquisition of United, Mr. Shirvanian resigned as an employee in connection with the change of control provisions in his employment agreement with USA Waste. In connection with the termination of Mr. Shirvanian's employment agreement, USA Waste granted Mr. Shirvanian certain severance benefits, including a cash payment of $200,000, the issuance of 230,000 unregistered shares of Common Stock, and a warrant to purchase 290,625 shares of Common Stock at $36.875 per share (the closing price on the date of his termination). USA Waste has also agreed to allow Mr. Shirvanian and his spouse to participate in the medical and dental insurance plans of USA Waste until May 31, 2001 and has agreed to keep in force its agreement to continue a split dollar life insurance agreement (the "Insurance Agreement") entered into in 1995 by Western and Mr. and Mrs. Kosti Shirvanian and Ms. Linda Shirvanian, as trustee for the Kosti and Marian Shirvanian Family 1995 Irrevocable Trust (the "Trust"). The Insurance Agreement provides for life insurance on the life of Mr. Shirvanian or the lives of Mr. and Mrs. Shirvanian. The beneficiary of the policy is the Trust. The beneficiaries of the Trust are the descendants of Mr. and Mrs. Shirvanian. Under the Insurance Agreement, the premium payment obligations are split between Western and the Trust. The estimated discounted single premium payment required to pay in full the obligations under the Insurance Agreement would be approximately $7 million, of which approximately $2.35 million represents the Trust's share of such premium. In connection with USA Waste's acquisition of Western, USA Waste assumed the payment obligations of both Western and the Trust. All premium payments made by USA Waste or Western are recoupable out of the death benefits of such policy. Additionally, in connection with Mr. Shirvanian's employment termination, he has agreed to certain non-competition provisions effective until December 31, 2002.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, USA Waste's directors, executive (and certain other) officers and any person holding more than ten percent of USA Waste Common Stock are required to report their ownership to USA Waste and the Commission. Specific due dates for these reports have been established by regulation and USA Waste is required to report in this Proxy Statement any failure to file by these dates during 1997. All of these filings were satisfied by USA Waste's directors, officers and ten percent holders, except that Messrs. Heckmann, Alexander Rangos and John Rangos, Sr. each failed to file on a timely basis one report concerning one transaction.

     As of March 1, 1998, USA Waste believes that all directors, officers and ten percent holders are current in their filings. In making these statements, USA Waste has relied on the written representations of its directors, officers and ten percent holders and copies of reports that they have filed with the Commission.

        APPROVAL OF AMENDMENT TO THE USA WASTE 1993 STOCK INCENTIVE PLAN

     USA Waste has for many years utilized stock incentives as part of its overall compensation program. The Board of Directors of USA Waste believes stock options and stock-based incentives play an important role in attracting and retaining the services of outstanding personnel and in encouraging such employees to have a greater personal financial investment in USA Waste. For a more detailed discussion, see the Compensation Committee Report above.

     USA Waste stockholders approved the 1993 Stock Incentive Plan at their 1993 annual meeting. In 1995, in connection with USA Waste's acquisition of Chambers, the stockholders of USA Waste approved an amendment to the 1993 Stock Incentive Plan to increase shares available for issuance under the 1993 Stock Incentive Plan from 1,000,000 to 4,000,000. In 1996, in connection with USA Waste's acquisition of Western, the stockholders of USA Waste approved an amendment to the 1993 Stock Incentive Plan to increase shares available for issuance under the 1993 Stock Incentive Plan from 4,000,000 to 6,500,000.

     The 1993 Stock Incentive Plan permits the granting, either alone or in combination, of "nonqualified" stock options that do not qualify for beneficial treatment under the Code, incentive stock options under Section 422 of the Code, reload options, alternate appreciation rights, limited rights and stock bonuses. Grants may be made to officers, other employees and consultants of USA Waste who are responsible for or contribute to the management, growth, success and profitability of USA Waste and who are designated by the Compensation Committee, which administers the 1993 Stock Incentive Plan.

     Stock options permit the recipient to purchase shares of USA Waste Common Stock at a fixed price, determined on the date of grant, regardless of the fair market value on the date of exercise. The holder of an alternative appreciation right is entitled to receive the excess of the fair market value on the date of exercise over the grant price of the right. Stock bonuses may provide the recipient all of the rights of a USA Waste stockholder, including the right to vote the shares and receive dividends; however, the stock may not be transferred by the recipient until certain restrictions (as determined by the committee) lapse.

     The Board of Directors of USA Waste has amended the 1993 Stock Incentive Plan to increase the number of shares of USA Waste Common Stock authorized for granting of awards under the 1993 Stock Incentive Plan from 6,500,000 to 16,500,000 and has directed that such amendment be submitted for approval by a vote of the Company's stockholders. As of the date of such amendment by the Board of Directors, there were no shares available for awards under the 1993 Stock Incentive Plan. The Board of Directors of USA Waste believes the increase in shares available under the 1993 Stock Incentive Plan was necessary to assure that an adequate number of shares of USA Waste Common Stock would be available for future award grants in order to provide appropriate incentives to employees of USA Waste.

     The following table sets forth the number of stock options granted under the 1993 Stock Incentive Plan, subsequent to the amendment by the Board of Directors, to each of the following:

                                                                NUMBER OF
                     NAME AND POSITION                            UNITS
                     -----------------                          ---------
John E. Drury -- Chairman of the Board and Chief Executive
  Officer...................................................      800,000
Rodney R. Proto -- President and Chief Operating Officer....      400,000
David Sutherland-Yoest -- Vice Chairman and Vice
  President -- Atlantic Region..............................      125,000
Earl E. DeFrates -- Executive Vice President and Chief
  Financial Officer.........................................      200,000
William A. Rothrock -- Senior Vice President -- Business
  Development...............................................      200,000
Executive Group.............................................    2,125,000
Non-Executive Director Group................................          -0-
Non-Executive Officer Employee Group........................    1,045,250

     Vote Required for Approval. The affirmative vote of the holders of a majority of the shares of USA Waste Common Stock present or represented by proxy and entitled to vote at the Meeting is required for stockholder approval.

     Recommendation of the Board of Directors. The Board of Directors recommends that USA Waste stockholders vote FOR the approval of the amendment to the 1993 Stock Incentive Plan to increase the number of shares of USA Waste Common Stock that may be issued under the 1993 Stock Incentive Plan from 6,500,000 to 16,500,000.

                            INDEPENDENT ACCOUNTANTS

     The independent accountants of USA Waste are Coopers & Lybrand L.L.P. Representatives of Coopers & Lybrand L.L.P. will be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions addressed to them.

                           PROPOSALS OF STOCKHOLDERS

     The Board of Directors will consider proposals of stockholders intended to be presented for action at the 1999 annual meeting of stockholders. A stockholder proposal must be submitted in writing and be received at the Company's principal executive offices, 1001 Fannin Street, Suite 4000, Houston, Texas 77002, Attn: Corporate Secretary no later than December 9, 1998, to be included in the Company's proxy statement relating to the 1999 annual meeting of stockholders.

                                 OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters to be presented for action at the Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Meeting or any adjournment thereof, it is intended that the proxies solicited hereby be voted thereon in accordance with the recommendations of the Board of Directors of the Company.

                                     PROXY

                            USA WASTE SERVICES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

        SOLICITED BY THE BOARD OF DIRECTORS OF USA WASTE SERVICES, INC.


     The undersigned hereby appoints John E. Drury, Earl E. DeFrates and Gregory
T. Sangalis as proxies, and each of them with full power of substitution, to vote all shares of Common Stock, par value $.01 per share, of USA Waste Services, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on May 19, 1998, or at any adjournment thereof, as follows:

     Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

     ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND UNLESS OTHERWISE DIRECTED WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

-----------                                                        -----------
SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                               SIDE
-----------                                                        -----------

================================================================================

1. To elect four members of the Board of Directors of USA Waste to serve as Class III directors for a three-year term expiring at the USA Waste annual meeting of stockholders to be held in the year 2001.

     NOMINEES: Richard D. Kinder, Larry J. Martin,
               Rodney R. Proto, Alexander W. Rangos

               FOR     WITHHELD
               [ ]        [ ]

[ ]  ________________________________________
     For all nominees, except as noted above

2. To approve an increase in the number of shares available for grant under the Company's 1993 Stock Incentive Plan by 10,000,000 shares.

          FOR  AGAINST   ABSTAIN
          [ ]    [ ]       [ ]

3. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]


PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.

Please sign as name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc. should give their full title.

Signature: _____________________   Date: ______________

Signature: _____________________   Date: ______________